Exhibit 10.2

RETENTION AGREEMENT

This Retention Agreement (this “Agreement”) is entered into effective as of April 19, 2006, between Michael H. Owens, M.D. (“Employee”) and iVOW, Inc., a Delaware corporation (the “Company”). This Agreement is intended to provide Employee with certain benefits described herein upon the occurrence of specific events. Certain capitalized terms used in this Agreement are defined in Article 4.

RECITALS

A.            The Board of Directors (the “Board”) believes it is in the best interests of the Company and its stockholders to retain Employee and provide incentives to Employee to continue in the service of the Company and aid in any Change of Control (as defined below) event.

B.            To accomplish the foregoing objectives, the Board has directed the Company, upon execution of this Agreement by Employee, to agree to the terms provided in this Agreement.

Now therefore, in consideration of the mutual promises, covenants and agreements contained herein, and in consideration of the continuing employment of Employee by the Company, the parties hereto agree as follows:

ARTICLE 1
CHANGE OF CONTROL

1.1   Trigger Events. If Employee’s employment with the Company or any Surviving Company (as defined below) terminates under circumstances constituting a Covered Event (as defined below), subject to Employee’s obligations and such other terms and conditions as described herein, including without limitation those set forth in Section 3.2, Employee shall be entitled to receive the following benefits set forth in Sections 1.2 and 1.3.

1.2   Salary; Severance. Employee shall receive any Base Salary that has accrued but is unpaid as of the date of a Covered Event, and contingent upon the Employee’s execution of the Release (attached hereto as Attachment A)(the “Effective Date”), Employee shall also be entitled to receive severance in an amount equal to twelve (12) months of his Base Salary (less payroll deductions and all required withholdings) that Employee was receiving immediately prior to the Effective Date, payable in twelve (12) equal monthly payments beginning on the Effective Date.

1.3   Health Insurance Coverage in the event of Change of Control. Provided that Employee makes a timely election to continue coverage under the Company’s group health plan pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) in connection with a Covered Event, the Company will pay Employee’s COBRA premiums for a maximum period of twelve (12) months following the effective date of such Covered Event (the “COBRA Continuation Period”). In addition, if Employee’s spouse and/or dependents were enrolled in the Company’s group health plan on the date of the Covered Event, the Company will pay the COBRA premiums for Employee’s eligible dependents during the COBRA Continuation Period, but only to the same extent that such dependents’ premiums under such plan were paid by the Company prior to the date of such Covered Event. No provision of this Agreement will affect the continuation coverage rules under COBRA, except that the Company’s payment of any applicable premiums during the COBRA Continuation Period will be credited as payment by Employee for purposes of the Employee’s payment required under COBRA. At the conclusion of the COBRA Continuation Period, Employee will be responsible for the entire payment of premiums required under COBRA for the remaining duration of eligibility for COBRA, if any. Nothing in this Section 1.3 shall restrict the ability of the Company or its successor from changing the provider and/or some or all of the terms of such health insurance plan, provided that all similarly situated participants are treated the same and provided, further, that Employee and his eligible dependents receive approximately the same benefits they were eligible to receive prior to the change in provider and/or some or all of the terms of such health insurance plan.

ARTICLE 2

NON-CHANGE OF CONTROL

2.1   Trigger Events. If the Company terminates Employee’s employment without Cause (as defined below) or Employee resigns under circumstances constituting an Involuntary Termination (as defined below) prior to a Change of Control (i.e., does not qualify as a Covered Event)(a “Termination Event”), subject to Employee’s obligations and such other terms and conditions as described herein, including without limitation those set forth in Section 3.2, Employee shall be entitled to receive the following benefits set forth in Sections 2.2 and 2.3.

2.2   Salary; Severance. Employee shall receive any Base Salary that has accrued but is unpaid as of the date of a Termination Event, and contingent upon the Employee’s execution of the Release (attached hereto as Attachment A)(the “Termination Effective Date”), Employee shall also be entitled to receive severance in an amount equal to six (6) months of his Base Salary (less payroll deductions and all required withholdings) that Employee was receiving immediately prior to the Termination Effective Date, payable in six (6) equal monthly payments beginning on the Termination Effective Date.

2.3   Health Insurance Coverage in the event of a Termination Event. Provided that Employee makes a timely election to continue coverage under the Company’s group health plan pursuant to COBRA in connection with a Termination Event, the Company will pay Employee’s COBRA premiums for a maximum period of six (6) months following the effective date of such Termination Event (the “Non-Change COBRA Continuation Period”). In addition, if Employee’s spouse and/or dependents were enrolled in the Company’s group health plan on the date of the Termination Event, the Company will pay the COBRA premiums for Employee’s eligible dependents during the Non-Change COBRA Continuation Period, but only to the same extent that such dependents’ premiums under such plan were paid by the Company prior to the date of such Termination Event. No provision of this Agreement will affect the continuation coverage rules under COBRA, except that the Company’s payment of any applicable premiums during the Non-Change COBRA Continuation Period will be credited as payment by Employee for purposes of the Employee’s payment required under COBRA. At the conclusion of the Non-Change COBRA Continuation Period, Employee will be responsible for the entire payment of premiums required under COBRA for the remaining duration of eligibility for COBRA, if any.

Nothing in this Section 2.3 shall restrict the ability of the Company or its successor from changing the provider and/or some or all of the terms of such health insurance plan, provided that all similarly situated participants are treated the same and provided, further, that Employee and his eligible dependents receive approximately the same benefits they were eligible to receive prior to the change in provider and/or some or all of the terms of such health insurance plan.

ARTICLE 3
LIMITATIONS AND CONDITIONS ON BENEFITS

3.1   Withholding of Taxes. The Company and Employee shall agree whether the Company shall withhold appropriate federal, state, local (and foreign, if applicable) income and employment taxes from any payments hereunder.

3.2   Release Prior to Receipt of Benefits. Upon the occurrence of a Covered Event or a Termination Event, and prior to the receipt of any benefits under this Agreement on account of the occurrence of such Covered Event or Termination Event, Employee shall execute a release (the “Release”) in the form incorporated herein and attached hereto as Attachment A.

ARTICLE 4
DEFINITIONS

For purposes of this Agreement, the following terms are defined as follows:

4.1   “Base Salary” means the Employee’s base salary (exclusive of bonuses and other forms of supplemental compensation) at the rate in effect during the last regularly scheduled payroll period immediately preceding the date of the event in question, computed before any deferrals or pre- or post-tax payroll deductions, unless a different time period for establishing Base Salary is expressly set forth in this Agreement.

4.2   “Cause” shall mean the occurrence of any one or more of the following: (i) Employee’s conviction of, or plea of no contest with respect to, any felony involving fraud or dishonesty; (ii) Employee’s participation in a fraud or act of dishonesty against the Company that results in material harm to the business of the Company; (iii) Employee’s material breach of any contract or agreement or direct order between Employee and the Company or any statutory duty Employee owes to the Company; (iv) Employee’s willful failure or refusal to comply with a lawful instruction of the Board; or (v) Employee’s habitual neglect of duties or incompetence that results in material harm to the business of the Company; provided, however, that with respect to a termination based on clauses (iii) and/or (v) above, the action or conduct continues after the Company has provided Employee with written notice thereof and 15 days to cure the same.

4.3   “Change of Control” means (a) any bona fide sale, conveyance or disposition of all or substantially all of the Company’s assets (including, without limitation, a grant of an exclusive license or exclusive licenses to all or substantially all of the corporation’s intellectual property) or (b) the acquisition of the Company by means of consolidation, merger or other form of corporate reorganization by a single or related series of transactions in which the outstanding shares of the Company are converted or exchanged for securities or other consideration issued, or caused to be issued, by the acquiring corporation or its subsidiary, unless the Company’s stockholders of record as constituted immediately prior to such sale, conveyance, disposition or acquisition will hold more than a majority of the voting power of the surviving entity immediately following such sale, conveyance, disposition or acquisition.

4.4   “Covered Event” means (i) the termination of Employee’s employment by the Company or any Surviving Company without Cause within twelve (12) months of a Change of Control or (ii) Employee resigns under circumstances constituting an Involuntary Termination within twelve (12) months following a Change of Control.

3.5   “Involuntary Termination” means Employee’s resignation or termination of employment with the Company or any Surviving Company within 60 days following: (i) a reduction in Employee’s level of compensation (including Base Salary and fringe benefits) by more than fifteen percent (15%) in the aggregate (other than in connection with a general decrease in the salary applicable to all executives of the Company or all executives of any Surviving Company), (ii) a relocation by the Company or any Surviving Company of Employee’s work site to a facility or location more than 50 miles from Employee’s principal work site for the Company at the time of the Change of Control, (iii) a material reduction in Employee’s duties or responsibilities without Employee’s consent, or (iv) a reduction in the number of weeks of paid vacation that Employee is eligible to take without Employee’s consent.

3.6   “Surviving Company” means any company into which the Company is merged or consolidated in connection with a Change of Control.

ARTICLE 5
GENERAL PROVISIONS

5.1   Employment Status. This Agreement does not constitute a contract of employment or impose on Employee any obligation to remain as an employee, or impose on the Company any obligation (i) to retain Employee as an employee, (ii) to change the status of Employee as an at-will employee, (iii) to change the Company’s policies regarding termination of employment; or (iv) to be unable to terminate Employee’s employment with the Company at any time, with or without notice, for any reason or no reason.

5.2   Covenants of Employee. Employee agrees that he will provide reasonable assistance with respect to the negotiation and consummation of any Change of Control, including all due diligence procedures undertaken in connection therewith or the winding-up of the Company’s affairs.

5.3   Termination. The terms of this Agreement shall terminate upon the earlier of (i) the date of voluntary termination of Employee’s employment with the Company or any Surviving Company by Employee for any reason other than Involuntary Termination, (ii) the date of termination of Employee’s employment with the Company or any Surviving Company for Cause, (iii) the date of termination of Employee’s employment with the Company or any Surviving Company because Employee dies or becomes disabled (Disabled means that Employee shall have failed, due to illness or other physical or mental incapacity, to render services of the character contemplated by this Agreement for an aggregate of more than ninety

(90) calendar days during any twelve (12) month period.), and (iv) the date that all obligations of the parties hereunder have been satisfied.

5.4   Notices. Any notices provided hereunder must be in writing and such notices or any other written communication shall be deemed effective upon the earlier of personal delivery (including delivery by facsimile) or the third day after mailing by first class mail, to the Company at its primary office location and to Employee at Employee’s address as listed in the Company’s payroll records. Any payments made by the Company to Employee under the terms of this Agreement shall be delivered to Employee either in person or at the address as listed in the Company’s payroll records.

5.5   Severability. If a legal authority of competent jurisdiction determines that any term or provision of this Agreement is invalid or unenforceable, in whole or in part, then the remaining terms and provisions hereof shall be unimpaired. Such legal authority will have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision that most accurately embodies the parties’ intention with respect to the invalid or unenforceable term or provision.

5.6   Complete Agreement. This Agreement, including Attachment A and any other written agreements referred to in this Agreement, constitutes the entire agreement between Employee and the Company with regard to the subject matter hereof.

5.7   Amendment or Termination of Agreement. This Agreement may be changed or terminated only upon the mutual written consent of the Company and Employee. The written consent of the Company to a change or termination of this Agreement must be signed by an officer of the Company after such change or termination has been approved by the Board.

5.8   Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

5.9   Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Employee and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Employee may not assign any duties hereunder and may not assign any rights hereunder without the prior written consent of the Company, which consent shall not be withheld unreasonably.

5.10 Attorneys’ Fees. If either party hereto brings any action to enforce his or its rights hereunder, the prevailing party in any such action shall be entitled to recover his or its reasonable attorneys’ fees and costs incurred in connection with such action.

5.11 Advice of Counsel. Employee represents and warrants that he has had the opportunity to (and was encouraged to) obtain the advice of independent counsel with respect to the review, preparation and execution of this Agreement. Employee further acknowledges that Heller Ehrman LLP represented solely the interests of the Company with respect to preparation of this Agreement.

5.12 Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of California, without regard to such state’s conflict of laws rules.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year written above.

iVOW, INC.		EMPLOYEE

By:	/s/ GEORGE B. DEHUFF	By:	/s/ MICHAEL H. OWENS
George B. DeHuff		Michael H. Owens, M.D.
Chairman, Compensation Committee		Chief Executive Officer

ATTACHMENT A

RELEASE

Certain capitalized terms used in this Release are defined in the Retention Agreement (the “Agreement”) which each party hereto has executed and of which this Release is a part.

Employee hereby confirms his continuing obligations under the Company’s proprietary information and inventions agreement.

Except as otherwise set forth in this Release, each party hereto hereby releases, acquits and forever discharges the other party, such other party’s parents and subsidiaries, and their officers, directors, agents, servants, employees, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed (other than any claim for indemnification one party hereto may have against the other party hereto), arising out of or in any way related to agreements, events, acts or conduct at any time prior to the date of execution of this Release, including, but not limited to:  all such claims and demands directly or indirectly arising out of or in any way connected with Employee’s employment with the Company or the termination of that employment, including but not limited to, claims of intentional and negligent infliction of emotional distress, any and all tort claims for personal injury, claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of disputed compensation; claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Age Discrimination in Employment Art of 1967, as amended (“ADEA”); the federal Employee Retirement Income Security Act of 1974, as amended; the federal Americans with Disabilities Act of 1990; tort law; contract law; statutory law; common law; wrongful discharge; discrimination; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing; provided, however, that nothing in this paragraph shall be construed in any way to release the Company from its obligation to indemnify Employee pursuant to the Company’s indemnification obligation pursuant to agreement or applicable law; and provided further, however, that nothing herein shall release the Company from claims by Employee arising after the date of this Release based solely on Employee’s rights as a stockholder of the Company.

In giving this release, which includes claims that may be unknown at present, each party hereto acknowledges that it has read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” Each party hereto expressly waives and relinquishes all rights and benefits under Section 1542 of the California Civil Code and any law of any jurisdiction of similar effect with respect to the release of any unknown or unsuspected claims against the other party.

Employee acknowledges that he is knowingly and voluntarily waiving and releasing any rights he may have under ADEA. Employee also acknowledges that the consideration given under the Agreement for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which he was already entitled. Employee further acknowledges that he has been advised by this writing, as required by the ADEA, that: (A) the waiver and release herein do not apply to any rights or claims that may arise on or after the date of execution of this Release; (B) he has the right to consult with an attorney prior to executing this Release; (C) he has twenty-one (21) days to consider this Release (although he may choose to voluntarily execute this Release earlier); (D) he has seven (7) days following the execution of this Release by the parties to revoke the Release; and (E) this Release shall not be effective until the date upon which the revocation period has expired, which shall be the eighth day after this Release is executed by Employee.

iVOW, INC.

By:

Name:

Title:

Date:

EMPLOYEE

Date: